Royal Mines & Minerals Corp.

July 22, 2010

New Verde River Mining Co., Inc
48412 N. Black Canyon Hwy.
New River, AZ 85087

Mr. Gunnison,

As of April 30, 2010 Royal Mines and Minerals Corp.'s balance sheet has a $90,000 payable due to you, bearing interest at 6% and due in full on June 30, 2010. Please confirm that in consideration of Royal Mines and Minerals Corp agreeing to extend the 6% interest accrual on the payable due you, that you have agreed to extend the payment date on the payable due to you until June 30, 2011. If in agreement, please sign below and fax back to 1-866-381-2090.

Respectfully,

Jason S. Mitchell, CFO
Royal Mines and Minerals Corp.

Robert H. Gunnison

Date 7/23/10

2580 Anthem Village Drive, Henderson, NV 89052 702-588-5973 (f) 866-381-2090